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                              Carver Bancorp, Inc.
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                (Name of Registrant as Specified in its Charter)

                             Boston Bank of Commerce
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

FOR IMMEDIATE RELEASE                           CONTACTS:  ROBERT PATRICK COOPER
                                                                BCooper@BBOC.com
                                                                    617-457-4415


           BOSTON BANK OF COMMERCE SENDS LETTER TO CARVER SHAREHOLDERS QUESTIONING CARVER BOARD'S MOTIVES IN DECLARING 5(cent) DIVIDEND

           BBOC ASKS WHAT IS THE CARVER BOARD HIDING FROM SHAREHOLDERS
                  BY NOT FILING ITS FORM 10-Q ON A TIMELY BASIS

                      LETTER DETAILS PATTERN OF MISCONDUCT
                         BY CARVER BOARD AND ITS ALLIES

February 16, 2000 - Boston Bank of Commerce, the parent company of BBC Capital Market, Inc., which owns 7.3% of Carver's outstanding common stock, announced that it sent the following letter to Carver's shareholders in support of its efforts to elect Kevin Cohee and Teri Williams to Carver's Board:


                           The Boston Bank of Commerce
                            BBC Capital Market, Inc.
                               133 Federal Street
                                Boston, MA 02110
                                 (617) 457-4400


                                                               February 16, 2000


Dear Fellow Carver Shareholders,

         We continue to seek your votes and support in the upcoming election for two of Carver's eight Board of Director seats. Boston Bank of Commerce ("BBoC"), the owner of 170,700 shares of Carver stock, continues to set the record straight to ensure that Carver shareholders can vote in an untainted election.

         Despite Carver's attempts to hide information and buy votes through the declaration of a 5(cent) dividend, we have been very pleased with Shareholders' responses to our efforts. Every vote matters. Vote TODAY by completing the Blue proxy card. Vote for a positive change at Carver.

Carver Delays Filing its Form 10-Q; What is It Hiding Now?

         Carver's Form 10-Q, which would report its financial results for the three and nine months ended December 31, 1999, was due to be filed with the SEC on February 14, 2000. On that date, Carver notified the SEC that:

                  As a result of a restructuring involving the hiring of senior executive managers, the Form 10-Q can not be timely filed without unreasonable effort and expense.

This is the same management team that Carver says will lead the bank's claimed growth strategy. We wonder if Carver does not want you to see the details of its most recent financial statements before you vote.

Don't Let Carver Buy the Election With a 5(cent) per Share Dividend While Debbie Wright's Friends Get 94(cent) per Share

         On the eve of the election, Carver's board of directors declared a 5(cent) dividend to all common shareholders thereby creating the impression that Carver's board is committed to creating shareholder value.

         Compare your dividend with the $.94 per share dividend Carver agreed to pay Debbie Wright's friends who purchased preferred stock on the record date for the Shareholders Meeting.

         Despite the glowing picture of Carver painted by Debbie Wright in her dividend announcement, Carver is still underperforming, with low earnings and inadequate loan loss reserves. For the nine-month period ending December 31, 1999, Carver's assets decreased by $4 million and it earned a meager $1.1 million excluding the effect of a tax benefit. The total cost of the recently announced common and preferred dividends equals almost one-third of these earnings!

         Why would Carver announce a 5(cent) dividend one week before a contested election? The same reason it issued voting shares to Morgan Stanley and Provender on the record date? In our opinion, this is not a coincidence, but a desperate attempt to buy votes for the Annual Meeting.

We Continue to Fight Carver's Schemes to Stuff the Ballot Box

         On January 19, 2000, we filed a complaint against Carver Bancorp, Inc. and its directors, Morgan Stanley & Co. and Provender Opportunities Fund to nullify the 8.3% voting shares that were issued to Debbie Wright's friends on the record date for the Meeting. It is clear to us that Debbie Wright's primary goal in issuing these shares was to get votes in friendly hands for the upcoming election. In fact, she insisted that the sale of the preferred stock occur by the record date. A court hearing on our preliminary injunction request is being held today and the Judge's ruling may occur at any time.

Where is Carver's Business Plan?

         Carver contends that the capital invested by Morgan Stanley and Provender will be used to support Carver's growth plan. To date, we have still not seen or heard any details about Carver's "business plan."

         When a company seeks to raise capital, it normally produces a Private Placement Memorandum outlining its strategy, business plan, projections, competitive data and sources and uses of funds. Companies normally provide this Memorandum to different potential investors, obtain alternative financing proposals, evaluate these proposals and select the best alternative. After due diligence and analysis, a fairness opinion is usually provided by an objective third party. You should ask Carver whether it took any of these steps in issuing the preferred shares to Debbie Wright's friends.

Why is Debbie Wright Fighting So Hard to Deprive
One of Carver's Largest Shareholders of Board Representation?

         As African-Americans who have successfully turned around two community banks, we are greatly troubled by Debbie Wright's tactics and efforts to deprive us of board representation. Remember, we are seeking just two of Carver's eight board seats. Surely, Debbie Wright must recognize that we know more about commercial banking than her nominees, the former mayor of New York City and the head of a nonprofit social welfare organization. We are particular troubled that:

          o Debbie Wright caused 8.3% of the voting shares to be issued to her friends.

          o Debbie Wright's powerful friends threatened to "crush" Kevin Cohee and destroy his future business opportunities.

          o Debbie Wright's powerful friends threatened another shareholder to keep him from running for office as a director.

          o    Carver's board continues to threaten our supporters.

          o    Debbie Wright is using your money to fight this battle.

Are these are the type of people you want to run your bank?

Vote For A Positive Change

         We believe that it is important for Carver shareholders to send a message to the board that their actions coupled with their poor financial performance are unacceptable. Only you can send that message.

         Vote for Kevin Cohee and Teri Williams by completing the Blue proxy card today.

         Please sign and date the Blue proxy card and return it to us in the enclosed postage paid envelope. Your vote is important. Do not return any proxy card sent to you by Carver. If you already have, you can still vote for us by completing and returning the Blue proxy card today...since only your last vote counts.

         If you have any questions or require assistance, please call our proxy solicitors, MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500 (call collect).

Sincerely,




Kevin Cohee                                                Teri Williams
Chairman and Chief Executive Officer                       Senior Vice President

                                       ###